UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

__________________________________

Date of Report (Date of earliest event reported):  May 24, 2011

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	1-34392	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York  12110
(Address of Principal Executive Offices)  (Zip Code)

(518) 782-7700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On May 25, 2011, Plug Power Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC as the sole manager (the “Underwriter”), related to the public offering of (i) an aggregate of 8,265,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and (ii) warrants to purchase an aggregate of 6,198,750 shares of Common Stock (the “Warrants”).  The shares of Common Stock and Warrants are being sold together as a fixed combination, each consisting of one share of Common Stock and 0.75 of a Warrant to purchase one share of Common Stock, at a public offering price of $2.42 per combination, less the underwriting discounts and commissions payable by the Company (the “Offering”).  The Underwriter will purchase the Common Stock and Warrants at a discounted price of $2.299 per combination, representing a five percent (5.0%) discount to the public offering price.  The Company has granted the Underwriter the option to purchase, at the same discounted price, an  aggregate of up to an additional (i) 1,239,750 shares of Common Stock and/or (ii) Warrants to purchase up to 929,813 shares of Common Stock as may be necessary to cover over-allotments made in connection with the Offering.  The Common Stock and/or Warrants purchased under this option may be sold either together or separately in any combination to be determined by the Underwriter.

The Warrants to be issued in the Offering are exercisable beginning on the date of issuance and will expire on May 31, 2016.  The exercise price of the Warrants is $3.00 per share of Common Stock.  The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants will be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, among other events as described in the Warrants.  The Warrants also include weighted-average anti-dilution protection in the event of the issuance of any common stock, securities convertible into common stock, or certain other issuances at a price below the then-current exercise price of the Warrants, with certain exceptions.  In the event of a sale of the Company, each holder of Warrants has the right, exercisable at its option, to require the Company to purchase such holder’s Warrants at a price determined using a Black-Scholes option pricing model as described in the Warrants.

The Offering is expected to close on May 31, 2011, subject to the satisfaction of customary closing conditions.  The net proceeds to the Company are expected to be approximately $18.3 million, assuming no exercise of the Warrants and after deducting underwriting discounts and commissions and estimated expenses payable by the Company associated with the Offering.  The Offering is being made pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-173268), which was filed with the Securities and Exchange Commission (the “Commission”) on April 1, 2011 and declared effective by the Commission on April 8, 2011 and is described in more detail in a prospectus supplement dated May 25, 2011 and an accompanying base prospectus dated April 1, 2011.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Pursuant to the Underwriting Agreement, the Company agreed, subject to certain exceptions, not to offer, issue or sell any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of ninety (90) days following the Offering without the prior written consent of the Underwriter.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about the Company.  The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

A copy of the opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.  Copies of the Underwriting Agreement and the form of Warrant to be issued in connection with the Offering are filed herewith as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference.  The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

On May 24, 2011, the Company issued a press release announcing the Offering. On May 25, 2011, the Company issued a press release announcing the pricing of the Offering. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and each is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

d) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement dated as of May 25, 2011 by and between Plug Power Inc. and Roth Capital Partners, LLC.

4.1	Form of Warrant

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (contained in Exhibit 5.1)

99.1	Press release of Plug Power Inc. issued May 24, 2011

99.2	Press release of Plug Power Inc. issued May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.
Date: May 25, 2011	By: /s/ Andrew Marsh
Andrew Marsh, President and Chief Executive Officer.

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement dated as of May 25, 2011 by and between Plug Power Inc. and Roth Capital Partners, LLC.

4.1	Form of Warrant

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (contained in Exhibit 5.1)

99.1	Press release of Plug Power Inc. issued May 24, 2011

99.2	Press release of Plug Power Inc. issued May 25, 2011